EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ORDERS

10 MORE BOEING 787s AND 24 MORE BOEING 737s

Airline gains flexibility to replace less efficient aircraft and continue successful growth

HOUSTON, June 6, 2006 - Continental Airlines (NYSE: CAL) today announced that it has ordered 10 additional Boeing 787 Dreamliner aircraft, bringing to 20 the total number of 787s the company has ordered from The Boeing Company and making Continental the largest U.S. customer for Boeing's newest widebody aircraft.

In addition, the company will acquire 24 more Boeing Next-Generation 737 (737NG) aircraft, bringing the total number of Boeing 737NGs in its fleet to 213 when these aircraft, and pre-existing firm order 737NG aircraft, are delivered.

"These aircraft will give us the ability to seize long-haul market opportunities, remove less efficient aircraft from our fleet and maintain our role as a global network leader," said Larry Kellner, Continental's chairman and CEO. "We continue to target 5 to 7 percent annual growth in capacity. Our fleet plan remains flexible, permitting us to respond appropriately to market conditions."

Working together with its valued business partners at Boeing, Continental has been acquiring modern, fuel-efficient aircraft over the past decade, giving the airline a natural fuel hedge and an advantage over its competitors. Since 1998, the company has improved fuel efficiency by nearly 25 percent per available seat mile as a result of several factors including fleet modernization, implementation of fuel-saving technology like winglets, and improved operating procedures.

787s Optimal for International Growth

The Boeing 787 is the optimal aircraft to support Continental's strategy for continued international growth. With expanded range capabilities, unmatched fuel efficiency and superior operating economics, the 787s will allow the company to replace less efficient widebody aircraft, such as the company's 767-200 aircraft, and target additional long-haul markets. The 787s will also give Continental the ability to offer more capacity on international routes that need larger aircraft to support traffic growth.

737NGs Provide Fleet Flexibility

One of the world's most popular and reliable aircraft the Boeing 737NGs feature advanced technology for greater operational efficiencies. The 24 additional 737NGs, along with other 737NG aircraft already on order, will give Continental the flexibility to continue to grow while replacing older, less efficient 737 classic aircraft, such as the company's 737-300 aircraft. Continental has arranged backstop financing for the additional 737NG aircraft.

Delivery Schedule

This new order will bring Continental's firm commitments for new aircraft to 88 (20 Boeing 787s, two Boeing 777s and 66 Boeing 737s). The first of the 20 Boeing 787 aircraft is scheduled for delivery in 2009, and the first additional 737NG will be scheduled for delivery in 2008.

Well-Managed Fleet Plan

Since announcing its fleet modernization program a decade ago, Continental has reduced the number of airplane types in its fleet from nine to three and reached its goal of operating one of the most efficient fleets among U.S. airlines. More than 70 percent of its fleet consists of common-rated Boeing 737 series aircraft, which allow for greater efficiencies in pilot training, enhanced crew flexibility, increased savings from simplified maintenance and reduced spare parts inventory costs. The following chart lists the type and number of aircraft in Continental's current fleet.

Aircraft type	No. in Fleet
777-200ER	18
767-400ER	16
767-200ER	10
757-300	17
757-200	41
737-900	12
737-800	99
737-700	36
737-500	63
737-300	48
Total	360

Winglets Provide Fuel Savings

Continental is installing winglets on its 757-200 and 737-700/-800 aircraft. Winglets, in combination with the company's young, fuel-efficient fleet, provide a natural hedge against soaring fuel costs. Winglets reduce drag on an aircraft's wings, increasing fuel efficiency by up to 5 percent. Continental has installed winglets on 126 Boeing 737 and 24 Boeing 757 aircraft.

A Decade of International Growth

With over $3 billion invested in its hub facilities at New York, Cleveland and Houston and a fleet plan that has been carefully managed over the last decade, Continental has positioned itself for successful growth. Last year, Continental completed one of the most aggressive international expansions in the company's history, including first-ever nonstop service between its New York hub at Newark Liberty International Airport and Delhi, India; and Beijing, China. In May 2006, the company launched three more international routes between New York/Newark and Cologne, Germany; Barcelona, Spain; and Copenhagen, Denmark. The airline now serves more international destinations than any other U.S. airline, with more nonstop destinations to Europe from the New York area and more destinations in Mexico from the U.S. than any other carrier.

Continental Airlines, together with Continental Express and Continental Connection, has more than 3,200 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 137 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the third consecutive year, in 2006, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its annual list of Most Admired Global Companies. Continental was also named the No. 1 airline on the publication's 2006 America's Most Admired airline industry list. Additionally, Continental again won major awards at the OAG Airline of the Year Awards including "Best Airline Based in North America" for the third year in a row, and "Best Executive/Business Class" for the fourth consecutive year. For more company information, visit continental.com.

###

CAL06040